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                                                                   Exhibit p(25)

Revised Effective July 1, 2007

                                 CODE OF ETHICS

INTRODUCTION

          This Code of Ethics ("Code") contains fiduciary policies and procedures for the Drake Funds Trust (the "Funds"), other registered investment companies and other Clients that are applicable to the investment management activities conducted by Drake Capital Management, LLC (the "Firm"). Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. SEC Rule 204A-1 requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its "access persons." Rule 17j-1 under the Investment Company Act requires registered investment companies and their investment advisers to maintain Codes of Ethics containing provisions reasonably necessary to prevent conduct by Access Persons (as defined below) in respect of securities held or to be acquired by the Funds. In addition, as a CFTC registrant and NFA member, the Firm is required to comply with specific ethics training requirements as set forth in the CFTC's Statement of Acceptable Practices for ethics training and NFA Compliance Rule 2.9. This document integrates the various policies and procedures constituting the Code of both the Firm and the Funds. All new employees must acknowledge in writing that they have read, understand, and will abide by the Code. In addition, all employees must certify annually (using the form attached as Appendix 1) that they have complied with all of the requirements of the Code.

FIDUCIARY DUTY - STATEMENT OF POLICY

          The Firm is a fiduciary of its Clients (including the Funds) and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. The SEC has stated that this duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. We must affirmatively exercise authority and responsibility for the benefit of our Clients and may not participate in any activities that may conflict with the interests of our Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

          1. PLACE THE INTERESTS OF CLIENTS FIRST. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a Security or other asset you own for the purpose of increasing the price of that Security or other asset would be a violation of this Code. Similarly, investing for yourself in a Security or other asset of limited availability that was appropriate for your Clients without first considering that investment for your Clients would violate this Code.

          2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF OUR POSITION. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could

                                     Drake Employee Handbook & Compliance Manual

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               call into question the exercise of our independent judgment.
               Accordingly, we may accept such items only in accordance with the limitations in this Code.

          3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN COMPLIANCE WITH THIS CODE. This includes all preauthorization and reporting requirements and procedures regarding inside information and trade allocations. While the Firm encourages you and your families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

          4. KEEP INFORMATION CONFIDENTIAL. Information concerning Client transactions or holdings is material non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

          5. COMPLY WITH THE FEDERAL SECURITIES LAW AND ALL OTHER LAWS AND REGULATIONS APPLICABLE TO THE FIRM'S BUSINESS. Make it your business to know what is required of us as an investment adviser, and integrate compliance into the performance of all duties. As a matter of policy, when acting in respect of the Funds or other Clients, you may not:

                    - employ any device, scheme or artifice to defraud a Fund or Client;

                    - make any untrue statement of a material fact to a Fund or other Client or omit to state a material fact necessary in order to make the statements made to a Fund or Client, in light of the circumstances under which they are made, not misleading;

                    - engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund or other Client; or

                    - engage in any manipulative practice with respect to a Fund or other Client.

          6. SEEK ADVICE WHEN IN DOUBT ABOUT THE PROPRIETY OF ANY ACTION OR SITUATION. Any questions concerning this Code should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

          The Policies and Procedures in the following sections of this Code of Ethics implement these general fiduciary principles in the context of specific situations.

THIS POLICY IS SUBJECT TO CHANGE AT ANY TIME, WITHOUT NOTICE. THIS POLICY IS STRICTLY CONFIDENTIAL, THE PROPERTY OF DRAKE, AND IF DISTRIBUTED OUTSIDE OF DRAKE, SHOULD BE HELD IN CONFIDENCE AND USED ONLY FOR THE PURPOSE OF ASSESSING DRAKE'S POLICIES AND PROCEDURES.

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CLIENT OPPORTUNITIES

LAW AND POLICY

          You may not cause or attempt to cause any Fund or other Client to purchase, sell or hold any Security for the purpose of creating any personal benefit for you. Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a "device, scheme or artifice" to defraud Clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients. The SEC has brought actions against advisers for usurping Client opportunities, as, for example, in the case of the owner of an investment adviser who was privately offered and purchased an equity "kicker" which was used as an inducement for his firm to purchase high yield securities for clients. He purchased the high yield debt securities for client accounts without disclosing the availability of the purchase of the equity. He consented to permanent injunction and disgorged $1 million.

          Accordingly, you may not take personal advantage of any opportunity properly belonging to the Firm or any Client (including the Funds). This principle applies primarily to the acquisition of securities of limited availability for your own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from your account prior to selling a position from the account of a Client under circumstances when immediate disposition has been found appropriate by the Investment Committee. On the other hand, in the case of trades in listed securities in liquid markets, where the Employees' participation will not affect Client investment opportunities, Employees may transact in the security, subject to the restrictions set forth in this Code. See Personal and Proprietary and Trading, below.

          Under certain limited circumstances, and only with the prior written approval of Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client.

PROCEDURES

          DISCLOSURE OF PERSONAL INTEREST. If you believe that you stand to benefit materially from an investment decision for a Client that you are recommending or making, you must disclose that interest to the Chief Compliance Officer or in his absence, the Chief Financial Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

          RESTRICTION ON INVESTMENT. Based on the information given, the Chief Compliance Officer, or in his absence, the Chief Financial Officer, will make a decision on whether or not to restrict your participation in the investment decision. In making this determination, the Chief Compliance Officer or Chief Financial Officer will consider the following factors: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any

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Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

          RECORD OF DETERMINATION. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

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INSIDER TRADING

LAW AND POLICY

          The Firm forbids any officer, director or Employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on the basis of material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and Employee and extends to activities within and outside their duties at the Firm.

          The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

          While the law concerning insider trading is not clearly defined for all circumstances, it is generally understood that the law prohibits:

- trading by an insider, while in possession of material nonpublic information, or

- trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

-    communicating material nonpublic information to others.

          The Firm's concerns about misuse of material non-public information may arise in two ways:

          First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by the Firm personnel, in both fixed income and equity securities, will be prohibited.

          Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term "material nonpublic information" may include information about an investment adviser's securities recommendations and Client securities holding and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the firm and to those who have a need for it in connection with the performance of services to Clients. However, some trades in securities in which the Firm has invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information. The personal trading procedures set forth in the next section of this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

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DETERMINATION OF INSIDER STATUS - CORPORATE ISSUERS.

          Who is an Insider? The concept of "insider" is broad. It includes officers, directors and Employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for that company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the Employees of such organizations.

          The Firm itself may become a temporary insider of a company if it advises the company or its principals. If a Client, or a controlling person of a corporate Client, expects the Firm and/or its Employees to keep nonpublic information that has been disclosed to them confidential, the Firm may be considered a "temporary insider" of the Client. If an Employee of the Firm is in possession of material nonpublic information, that knowledge may be imputed to the Firm, and the Firm may be potentially liable for misuse of that information.

          What is Material Information? Trading on nonpublic information is not a basis for liability unless the information is material. Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material may concern, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt ratings by a nationally recognized statistical rating organization and extraordinary management developments.

          Material information does not have to relate to the business of a company, but may be any information that would have a material impact on the price of the security of the company. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a company's security. In that case, a Wall Street Journal reporter was convicted in a criminal action for disclosing to others the dates that reports on various companies would appear in the Journal and the nature of the reports (positive or negative).

          What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Misuse of nonpublic information concerning the Firm's recommendations or transactions for Clients and about Client holdings may expose the Firm and its Employees to sanctions.

PROCEDURES

          The following procedures have been established to aid the officers, directors and Employees of the Firm in avoiding insider trading in securities of other companies, and to aid the

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Firm in preventing, detecting and imposing sanctions against any personnel who engage in insider trading.

          IDENTIFYING INSIDE INFORMATION. Before trading for yourself or others, including accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

- IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

- IS THE INFORMATION NONPUBLIC? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation?

          STEPS TO TAKE IF YOU BELIEVE YOU MAY HAVE INSIDE INFORMATION CONCERNING AN ISSUER. If, after consideration of the above, you believe that the information is or may possibly be material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

- Report the matter immediately to the Chief Compliance Officer, or in his absence, to the Chief Financial Officer.

- Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Firm.

- Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer or, in his absence, to the Chief Financial Officer.

          PROCEDURES FOR RESTRICTING USE OF INSIDE INFORMATION. The Chief Compliance Officer will review any questions concerning possible possession of material nonpublic information that are brought to his attention, and may consult with counsel or other experts to the extent deemed appropriate under the circumstances. Once a determination as to the status of the information is made, either you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information, as follows:

- If the Chief Compliance Officer determines that an Employee, and thus the Firm, may be in possession of material nonpublic information, he will place the security on the restricted list so that all Employees will be prohibited from trading in the security for the Funds or other Firm Clients or for Access Person Accounts. The restricted list will be maintained and available for all employees to view at any time on Drake's intranet.

- This restriction shall remain in place until the Chief Compliance Officer removes the security from the restricted list.

- In the unusual circumstance in which the Chief Compliance Officer is unavailable to review questions related to insider trading, the Chief Financial Officer will immediately notify all

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     Employees to cease trading in the Security in question until a determination can be made by the Chief Compliance Officer.

          PERSONAL ACCOUNT MONITORING. To ascertain that there have been no trades in securities that are restricted, the Chief Compliance Officer will:

-    monitor trade confirmations of all Employees;

- investigate and report any such occurrences to the Operating Committee for potential sanctions; and

- prepare and maintain brief memoranda describing any such investigation and its resolution.

          PHYSICAL SAFEGUARDS - RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION. Care should be taken so that any material non-public information in possession of the Firm is secure. Accordingly:

- files containing material nonpublic information should be sealed and kept in a locked storage area; and

- access to computer files containing material nonpublic information should be restricted.

          CONFIDENTIALITY AGREEMENTS. If you are asked to sign a confidentiality agreement with respect to the delivery of information, you must have the agreement reviewed and approved by the Chief Compliance Officer or his designee prior to receiving such information. If the Chief Compliance Officer or his designee approves the confidentiality agreement and receipt of information thereunder, he will restrict trading in securities issued by the party that is the subject matter of the agreement, by adding the party to Drake's restricted list.

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PERSONAL AND PROPRIETARY TRADING

LAW AND POLICY

          It is the policy of the Firm to encourage Employees and their families to develop personal investment programs focused on long-term investing. Such investments must be consistent with the mission of the Firm always to put the Funds and other Client interests first and with the requirements that the Firm and its officers, directors and Employees not trade on the basis of material non-public information concerning the Firm's investment decisions for Clients or Client transactions or holdings.

          SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser's "access persons" to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports. SEC Rule 17j-1 under the Investment Company Act imposes similar requirements on investment advisers to registered investment companies and additional requirements for reporting to such funds' Boards. This Code contains such requirements, and also imposes certain prophylactic measures recommended by the SEC to minimize the possibility that the Firm or any of its Employees will misuse material non-public information concerning the Firm's investment decisions for Clients or Client transactions or holdings.

          Under the SEC definition, the term "access person" includes any Firm Employee, or any employee of an affiliate of the Firm, who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) clients or who has access to such recommendations that are non-public. It is the Firm policy that all officers, directors and Employees of the firm are access persons ("Access Persons") for purposes of these requirements. In addition, any pooled investment vehicle in which Access Persons own more than 25% of the equity interest shall itself be deemed an Access Person.

          The Firm has adopted the following policies to implement the requirements and recommendations of the SEC concerning personal securities transactions. Procedures to implement the policies are set forth together in the following section.

          REPORTING REQUIREMENTS. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports (which may be satisfied through the use of brokerage statements) and quarterly transaction reports with respect to all "reportable investments" with respect to which they have or acquire any Beneficial Interest. "Reportable investments" include all investments except the following, which are deemed to present little opportunity for improper trading:

     -    direct obligations of the Government of the United States;

     - money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

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     -    money market fund shares;

     - shares of open-ended mutual funds, unless the Firm acts as the investment adviser or subadviser for the fund;

     - units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

     -    futures and non-security-based swaps.

While open-ended mutual fund investments are exempt from reporting, please note that investments by Access Person Accounts in the Funds, and any other mutual funds that may in the future be managed by the Firm, must be reported.

          Beneficial Interest includes direct or indirect power to make investment decisions and beneficial owners of an account include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. An Employee is presumed to have a Beneficial Interest in the accounts of immediate family members who share his or her household. (All such accounts are referred to as "Access Person Accounts".) An Employee may have a Beneficial Interest accounts of others who share the same home, anyone to whose support the Employee materially contributes and other accounts over which the Employee exercises a controlling influence, but will not be deemed to include accounts in which the Employee would otherwise have a Beneficial Interest if the Employee provides the Chief Compliance Officer with written documentation showing that someone else has been granted exclusive investment discretion over the account.

          Quarterly transaction reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control. In addition, with the prior approval of the Chief Compliance Officer, quarterly transactions reports need not be filed with respect to transactions in accounts for which the Access Person can demonstrate that he or she exercises no investment discretion.

          A disinterested director of the Funds is not required to file initial or annual holdings reports. A disinterested director is not required to file a quarterly transaction report with respect to a transaction in any security unless the director actually knew or should have known that, during the 15-day period before or after his or her transaction, a Fund purchased or sold the security.

          INITIAL PUBLIC OFFERINGS. It is the policy of the Firm that Access Persons may not invest in shares of initial public offerings.

          PRIVATE PLACEMENTS. It is the policy of the Firm that Access Persons generally may not invest in private placements (except for pooled investment vehicles sponsored or advised by the Firm), and any investments in private placements must be precleared by the Chief Compliance

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Officer. The Chief Compliance Officer will not approve purchases or sales of securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Fund or Client) and the Chief Compliance Officer concludes that Funds or Clients would have no foreseeable interest in investing in such Security. The Chief Compliance Officer will not approve any investment in privately placed securities of an issuer that also has a class of publicly traded securities.

          SHORT-TERM TRADING. All purchases and sales (or sales and purchases) of the same (or equivalent) securities ("Short Term Trades") by any Access Person within a 60-day period at a profit are strictly prohibited. Short Term Trades that are at a loss may be executed with the prior approval of the Chief Compliance Officer.

          PROHIBITED TRANSACTIONS. To avoid even the appearance of impropriety, it is the policy of the Firm that no Access Person may trade in any Security on the restricted list. The restricted list will generally include securities of limited availability that are held in Client portfolios and such other securities as are placed on the restricted list because the Firm may have material nonpublic information concerning the securities, or for other reasons. No Access Person may trade in any investment that is not a "Permissible Investment," as defined immediately below. Investments in fixed income securities generally are not permitted, except for investments in the asset classes expressly listed below.

          PERMISSIBLE INVESTMENTS. Access Persons may trade in investments listed below, subject to the reporting, preclearance and blackout restrictions set forth below as applicable. The term "investment" includes not only the instrument listed, but any option on any such investment.

     INVESTMENTS WITH NO REPORTING, PRECLEARANCE OR BLACKOUT REQUIREMENTS:

     -    direct obligations of the Government of the United States;

     - money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

     -    money market fund shares;

     - shares of other types of mutual funds (open-end, but not closed-end, investment companies), unless the Firm acts as the investment adviser or subadviser for the fund;

     - units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

     -    futures and non-security-based swaps.

          INVESTMENTS SUBJECT TO REPORTING REQUIREMENTS ONLY:

     -    Exchange-traded funds ("ETFs") and closed-end investment companies.

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          INVESTMENTS SUBJECT TO REPORTING AND PRECLEARANCE REQUIREMENTS:

     -    S&P 500 equity securities; and

     -    Municipal securities.

          INVESTMENTS SUBJECT TO REPORTING, PRECLEARANCE AND BLACKOUT
          REQUIREMENTS:

     - All investments in equity and fixed income securities that were held in Access Person accounts at the time the Access Person became such may be traded subject to these restrictions. (New investments or trading in fixed income securities are generally not permitted.)

          PRECLEARANCE PROCESS. All transactions by Access Persons in investments subject to preclearance as listed above must be approved in writing by the Chief Compliance Officer or, in his absence, the Chief Financial Officer, according to the procedures set forth below. Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from preclearance.

          BLACKOUT PERIODS. With respect to investments other than Permissible Investments that are held in an Access Person Account, Access Persons generally may not trade in the security during a period beginning seven trading days before and ending seven days after (the "blackout period") transactions in the Security are effected for the Funds. Exceptions with respect to blackout periods may be made by the Chief Compliance Officer if he determines that no Client or Fund will be affected.

PROCEDURES

          "407" LETTERS AND BROKERAGE ACCOUNT STATEMENTS. Upon becoming an Access Person or upon the opening of an Access Person Account with a brokerage firm in which any securities are to be held (including nonreportable securities), the Access Person must initiate the generation of a letter to such firm pursuant to New York Stock Exchange Rule 407, which informs the brokerage firm of the Access Person's employment with the Firm (a registered investment adviser), and advises the brokerage firm to send duplicate account statements to the Firm's Chief Compliance Officer. A form of a Rule 407 letter may be obtained from Drake's Compliance department.

          INITIAL AND ANNUAL HOLDINGS REPORTS. Each Access Person of the Firm must disclose all securities in any Access Person Account on the Personal Securities Holdings Form (Appendix 2). Each Access Person must submit such form to the Chief Compliance Officer initially no later than 10 days after becoming an Access Person and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

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          QUARTERLY TRADE REPORTING REQUIREMENTS. All accounts in which Access
Persons have a Beneficial Interest will be subject to monitoring for compliance with all provisions of this Code. Each Access Person of the Firm shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in reportable securities, as described above, in an account in which he or she has a Beneficial Interest. The report shall include the name of the Security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected, as indicated in the attached Quarterly Securities Transaction Reporting Form (Appendix 3).

          PRECLEARANCE. Each Access Person who wishes to effect a securities transaction in an Access Person account must first obtain written preclearance of the transaction from the Chief Compliance Officer or, in his absence, the Chief Financial Officer. Any transaction proposed to be effected must be submitted on the form attached as Appendix 4. Any such form received by the Chief Compliance Officer or, in his absence, the Chief Financial Officer will be reviewed against existing Client holdings and the restricted list. A decision on permissibility of the trade will be rendered by the Chief Compliance Officer as expeditiously as possible. If, prior to submitting the form attached as Appendix 4, you would like to determine whether a proposed transaction will be approved, you may do so by emailing the proposed transaction to "Trade Compliance." Preclearance will be effective until the end of the trading day on which approval is given. Approval lapses at the end of such trading day and therefore, open order trades that extend beyond the day of preclearance are strictly prohibited.

          REVIEW AND AVAILABILITY OF PERSONAL TRADE INFORMATION. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code. The Chief Compliance Officer shall review all trade confirmations no less frequently than biweekly and shall review all monthly statements and other trade reports filed during the month at the beginning of the following month. Any quarterly transaction reports filed in addition to the monthly statements will be reviewed promptly following receipt. Such review shall:

     - address whether Access Persons followed internal procedures, such as preclearance;

     - compare Access Person transactions to any restrictions in effect at the time of the trade;

     - assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person's trades; and

     - periodically analyze the Access Person's trading for patterns that may indicate abuse.

     REPORTS TO FUND BOARD. No less frequently than annually, the Chief Compliance Officer will prepare and furnish to the Fund's board of directors a written report that:

     - describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

     - certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

          RECORDKEEPING. The Chief Compliance Officer shall maintain as records of the Firm, subject to the retention periods specified in Rule 204-2 under the Advisers Act:

     -    a copy of this Code of Ethics;

     -    records of violations and actions taken as a result of violations;

     - copies of supervised persons' acknowledgments of receipt of the Code and any amendments of the Code;

     - copies of all holdings and transaction reports as required under Rule 204A-1 under the Advisers Act and 17j-1 under the Investment Company Act..

     - a record of all Access Persons currently and within the past five years who are or were required to make reports under this Code;

     - a record of a persons who are or were within the last five years responsible for reviewing Access Person reports under this Code;

     - a record of all decisions to permit investment by Access Persons in private placements; and

     - copies of annual reports to the Board with respect to material violations of the Code and certifications that the Firm has adopted policies and procedures that are reasonably necessary to prevent Access Persons from violating the Code.

GIFTS AND ENTERTAINMENT

LAW AND POLICY

          The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm, or with whom the Firm does or is seeking to do business, could call into question the independence of our judgment as fiduciaries of our Clients. Accordingly, it is the policy of the Firm to permit such conduct only on a limited basis and in accordance with the limitations stated herein.

          ACCEPTING GIFTS AND ENTERTAINMENT. On occasion, because of your position with the Firm, you may be offered, or may receive, gifts from Clients, brokers, vendors, or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $200 annually from a single giver), customary business lunches, dinners, entertainment at which both you and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with a value that does not exceed $200 may be accepted.

          GIVING GIFTS AND PROVIDING ENTERTAINMENT. You may not give any gift(s) with an aggregate value in excess of $200 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of the firm without prior approval of the Chief Compliance Officer. You may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both you and the recipient are present and there is a business purpose for the entertainment.

          SOLICITATION OF GIFTS. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

          CLIENT COMPLAINTS. You may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer, who should be notified immediately in the event of a Client complaint.

PROCEDURES

          RECEIPT OF PROHIBITED GIFTS. The receiving of any gifts or entertainment from any one source with an aggregate value exceeding $200 must be reported immediately to the Chief Compliance Officer. If you receive or are offered any such gift or entertainment, you must seek the guidance of the Chief Compliance Officer to determine whether you will be permitted to accept or keep the gift. The Chief Compliance Officer will maintain records of receipt or offer of any such prohibited gifts, and any actions taken with respect thereto.

          GIVING OF GIFTS. If you would like to give a gift in excess of the limits set forth above, you must receive pre-approval from the Chief Compliance Officer. The Chief Compliance Officer will retain a record of any such approvals.

          YEAR END ATTESTATION AND REVIEW. At the end of each calendar year, all Employees must attest in writing that they have not received or given gifts with a cumulative annual value over $200 to any one person doing business with or seeking to do business with the Firm, or that any exceptions were approved by the Chief Compliance Officer. The Chief Compliance Officer shall review all such attestations and any other related reports of gifts or entertainment for compliance with the provisions of this Code.

OUTSIDE BUSINESS ACTIVITIES

LAW AND POLICY

          Our fiduciary duty to Clients dictates that we devote our professional attention to their interests, above our own or those of other organizations. Accordingly, you may not engage in any of the following outside business activities without the prior written consent of the head of your business unit and the Chief Compliance Officer:

-    Be engaged in any other business;

- Be employed or compensated by any other person for business-related activities;

-    Serve as an Employee of another organization;

-    Invest in limited or general partnerships; or

- Engage in Personal Securities Transactions to an extent that diverts your attention from and impairs the performance of your duties in relation to the business of the Firm and its Clients.

- Serve on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

PROCEDURES

          APPROVAL. Before undertaking any of the activities listed above, you must seek approval from the head of your business unit at the Firm.

          The business unit head and Chief Compliance Officer will:

- The business unit head will consider and approve or disapprove the activity promptly. If the activity is disapproved, your business head will notify you.

- If the business unit head approves the activity, he or she will request the approval of the Chief Compliance Officer.

- If the Chief Compliance Officer approves the activity, he will notify your business head who will notify you. The Chief Compliance Officer will keep a record of any such approvals. If the Chief Compliance Officer disapproves the activity, he will notify your business head, who will notify you.

Confidentiality

LAW AND POLICY

CONFIDENTIAL INFORMATION

          During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. "Confidential Information" is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or may be orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

          Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

          Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

          COMPANY PROPERTY. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

PROCEDURES

          Certain Employees may have written employment agreements with the Firm which contain confidentiality provisions, which shall govern the Employee's use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements.

          If you receive a confidentiality agreement from a third party, you must submit it to the Chief Compliance Officer, or his designee, for approval.

Ethics Training Compliance Policy

LAW AND POLICY

          This Ethics Training Compliance Policy is being adopted consistent with National Futures Association ("NFA") Compliance Rule 2-9 and related NFA Interpretive Notice and the Commodity Futures Trading Commission ("CFTC") Statement of Acceptable Practices with Respect to Ethics Training of CFTC Registrants, as set out in Appendix B to Part 3 of the CFTC's Rules under the Commodity Exchange Act, as amended ("CEA"), in order to implement the mandate in
Section 4p(b) of the CEA that all industry professionals be aware, and remain abreast, of their continuing obligations to the public.

          The Firm acknowledges its obligation to maintain the highest ethical standards in all its dealings with clients and otherwise. Consistent therewith, the Firm recognizes that its Associated Persons and Principals (as those terms are defined by the CFTC) have an obligation to:

          - observe just and equitable principles of trade, any rule or regulation of the CFTC, any rule of any appropriate contract market, registered futures association, or other self-regulatory association or any other applicable federal or state law, rule or regulation;

          -    have an up-to-date knowledge of their ethical responsibilities;
               and

          - remain current with regard to the ethical ramifications of new technology, commercial practices and legal and regulatory requirements.

          Ethics training sessions attended by Firm personnel should, at a minimum, address:

          - an explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;

          - the Firm's and each individual's obligation to the public to observe just and equitable principles of trade;

          - how to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;

          - how to establish effective supervisory systems and internal controls;

          - how to obtain and assess the financial situation and investment experience of customers;

          -    the disclosure of material information to customers; and

          - the avoidance of, proper disclosure concerning, and handling of, conflicts of interest.

          PROCEDURES

          Qualified outside service providers which the Firm reasonably believes are well regarded in the industry, and which in the Firm's knowledge are not subject to any investigations or to bars to registration or service on a governing board or disciplinary panel, will be utilized to provide ethical training to Firm personnel. The Firm must be satisfied that all such service providers have:

          - completed recognized proficiency testing requirements, unless otherwise waived by the NFA; and

          -    at least 3 years of relevant industry or similar experience.

          The Firm initially intends to utilize Exchange Analytics Inc. to provide ethical training to Company personnel.

          FREQUENCY OF TRAINING

          - NEW REGISTRANTS. All new CFTC registrants (Associated Persons and Principals) must attend ethics training sessions within 90 days of the first anniversary of his/her registration, and consistent with the obligations imposed on all other Firm personnel as set out below.

          - ALL REGISTRANTS. The Firm will provide relevant ethics training materials on an ongoing basis to all registrants. The Firm will administer subsequent ethics training to all registrants at a minimum of once every two years.

          TRAINING METHODOLOGY

          The Firm intends to use an on-line training program administered by Exchange Analytics. Pursuant to this training program, Exchange Analytics will issue a password to each person designated by the Firm to attend such training program. Each person designated for training will be directed to login to Exchange Analytic's web site utilizing the password issued to such person and then complete the on-line training program. After each person completes the training program, they will be directed to print a certificate of completion which will also be automatically sent to the Firm's Chief Compliance Officer or his designee.

          DOCUMENTATION

          The Firm will keep each certificate of completion issued to its personnel and Exchange Analytics Inc. will also maintain records indicating the Firm personnel that obtained the training, the date of training and the on-line materials used in connection with such training.

          ANNUAL REVIEW

          Each year the Chief Compliance Officer will review the Firm's ethics training policy to ensure that the policy complies with all requirements of the CEA, CFTC and NFA.

VIOLATIONS OF THE CODE

          Drake views violations of the Code as a serious breach of the trust placed in each employee. Consequently, any employee who violates any policy our procedure contained in this Code is subject to disciplinary action up to and including termination. Further, violations of the Code may constitute violations of Federal and/or State laws and may be referred to appropriate authorities upon discovery. If you have questions about any aspects of the Code, contact the Chief Compliance Officer.

          If you know of, or reasonably believe there is or has been a violation of applicable law or the Code, you must report that information immediately to the Chief Compliance Officer. You should not conduct preliminary investigations, unless authorized to do so by the Chief Compliance Officer. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or the Code will be protected from retaliation.

                                                                      APPENDIX 1

                     ANNUAL CERTIFICATION OF CODE OF ETHICS

A. I, _______________________ (print name), hereby certify that I have read and understand the Code of Ethics dated _________________ and recognize that I am subject to its provisions. In addition, I hereby certify that I have complied with all of the requirements of the Code and hereby specifically acknowledge that:

          (i) I have not transacted on the basis of material nonpublic information;

          (ii) I have reported all personal securities transactions required to be reported under the Code;

          (iii) I have not, without the written approval of the Chief Compliance Officer, given or received gifts with a cumulative annual value over $200 to or from any one person doing business with or seeking to do business with the Firm; and

          (iv) I am unaware of any violation of the Code by any other employee or I have reported such violation to the Chief Compliance Officer.

B. Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

C. I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

D. I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdictions, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.


Employee Signature:                            Date:
                    ------------------------         ---------------------------

                                                                      APPENDIX 2

                       PERSONAL SECURITIES HOLDINGS REPORT

     Please provide a list of all securities in which you have a Beneficial Interest, including securities in Access Person Accounts and all securities in any other non-Client accounts for which you make investment decisions. This includes not only securities held by brokers and other financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer.

(1)  Name of Employee:

(2)  If different than #1, name of the person in whose name the account is held:

(3)  Relationship of (2) to (1):

(4)  Financial Institution at which Account is maintained:

(5)  Account Number:

(6)  Name and Phone Number of Contact at Financial Institution:

(7) For each account, attach your most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below:

                                                     NAME OF BROKER,
                                                         BANK OR
                                                   CUSTODIAN/SITUS OF
      NAME OF SECURITY/TICKER   QUANTITY   VALUE        SECURITY
      -----------------------   --------   -----   ------------------
1.
2.
3.
4.
5.
6.
7.
8.

                      (Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the securities in my Access Person Accounts.


Employee Signature:                            Date:
                    ------------------------         ---------------------------

                                                                      APPENDIX 3

                     QUARTERLY SECURITIES TRANSACTION REPORT

     Please provide a list of all non-exempt securities that you have purchased or sold in any Access Person Account during the prior quarter. This includes not only securities held by brokers and other financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer.

(1)  Name of Access Person:

(2) If different than #1, name of the person in whose name the transaction was effected:

(3)  Relationship of (2) to (1):

(4) For each account, please list all non-exempt securities transactions in the following format:

                                 QUANTITY (AS
                                 APPLICABLE,                       NAME OF BROKER,
                                   INTEREST                            BANK OR
         NAME OF        TRADE   RATE/MATURITY   PURCHASE           CUSTODIAN/SITUS
      SECURITY/TICKER    DATE       DATE)        OR SALE   PRICE     OF SECURITY
      ---------------   -----   -------------   --------   -----   ---------------
1.
2.
3.
4.
5.

                      (Attach separate sheet if necessary)

I certify that this form constitutes all of the securities transactions in my Access Person Accounts for the quarter ended on the date below.


Employee Signature:
                    ------------------------
Date:
      --------------------------------------
For Quarter Ended:
                   -------------------------

                                                                      APPENDIX 4

                       PRE-CLEARANCE TRADING APPROVAL FORM

I, _____________________________________ (name), am an Access Person and seek pre-clearance to engage in the transaction described below.

Acquisition or Disposition (circle one)

Name of Account: _______________________________________________________________

Account Number: ________________________________________________________________

Date of Request: _______________________________________________________________

Security: ______________________________________________________________________

Amount or # of Shares: _________________________________________________________

Broker: ________________________________________________________________________

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Firm's Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.


Employee Signature:
                    ------------------------
Date:
      --------------------------------------


Approved


CCO Signature:
               -----------------------------

Date:
      --------------------------------------